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                                                                EXHIBIT 23

                    [COOPERS & LYBRAND L.L.P. LETTERHEAD]


                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
D&N Financial Corporation
400 Quincy Street
Hancock, MI 49930

Gentlemen:

We consent to the incorporation by reference in the Registration Statement of D&N Financial Corporation on Form S-8 (Registration No. 33-94076) of our report dated January 22, 1997 on our audits of the financial statements of D&N Financial Corporation and Subsidiary as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, which report is incorporated by reference in this Annual Report on Form 10-K of D&N Financial Corporation for the year ended December 31, 1996.


Coppers & Lybrand L.L.P.

Detroit, Michigan
March 26, 1997